Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                             Arvada, Colorado 80002
                       (303) 422-8127 * Fax (303) 431-1567



                                December 6, 2010


VIA FACSIMILE AND EDGAR


United States Securities and Exchange Commission
Attn: Ryan Rohn and Stephen Krikorian
Mail Room 4561
Washington, D.C. 20549
1-703-813-6981

Re:      INTREorg Systems, Inc.
         Form 10-K for the fiscal year ended December 31, 2009
         Filed April 15, 2010
         Form 10-Q for the quarterly period ended June 30, 2010
         Filed August 16, 2010 File No. 000-53262

Dear Mr. Rohn and Mr. Krikorian:

We are in receipt of your correspondence dated November 19, 2010, regarding INTREorg Systems, Inc. ("the Company") and the above referenced filings made with the Securities and Exchange Commission ("SEC").

The Company intends to file a response to your inquiries by December 17, 2010.

                                            Sincerely,

                                            /s/ Michael A. Littman
                                            Michael A. Littman

MAL:kjk

Cc:      INTREorg Systems, Inc.